January 20, 2018

Peter Wick
115 Pebble Beach Drive
Trophy Club, TX 76262
Dear Peter:
I am pleased to confirm your appointment/promotion to the position of Executive Vice President, Triumph Aerospace Structures, reporting directly to Dan Crowley, Chief Executive Officer located in Arlington, TX effective 1/1/2018. We aspire to be the premier design, manufacturing and support company whose comprehensive capabilities, integrated process and innovative employees advance the safety and prosperity of the world. We look forward to your continued contributions to Triumph Group Leadership Team to fulfill our vision. This letter amends and restates your offer letter dated August 29, 2016 (the “original letter agreement”) to provide updated compensation information and other terms and conditions of your continued employment. By signing this amended and restated letter (this “letter agreement”), both you and TGI acknowledge that all initial hiring activities were completed under the original letter agreement. The following sets forth the terms and conditions of our offer. Please note that on an annual or other basis, the Compensation and Management Development Committee (the "Compensation Committee") of the Board of Directors of TGI reviews and evaluates the compensation paid to TGI’s senior executives.

1.	Annual Base Salary: $375,000 ($14,423 bi-weekly). Base salary is subject to deductions for taxes and other withholdings as required by law or the policies of TGI.

2.	Annual Short-Term Incentive (STI):
You will be eligible to participate in TGI's annual bonus program for executives, with a target bonus opportunity for FY’18 equal to 75% of annual base salary and a maximum bonus opportunity of 150% of base salary. The actual amount of your annual bonus each year will be determined by the Compensation Committee on the basis of plan design and personal achievement of pre-established performance goals.

3.	Annual Equity Awards (LTI):
Subject to the approval of the Compensation Committee, you will be eligible for annual performance-based long-term incentive awards for FY’ 19 with a target value of 75% of base salary. The annual long-term incentive for FY’ 19 is currently contemplated to: (a) 30% of the value in RSU's vesting ratably over three years, and (b) 70% of the value in PSU's with ultimate value depending on TGI's performance against each of the relative and absolute TSR performance targets established by the Committee for FY’19. PSU’s will cliff vest at the end of the three year performance period, which runs through FY’21. The value of PSUs can reach 200% of original grant value if maximum performance. Actual LTI award grants may be more or less than target. Target LTI annual grant values and the relative mix of RSU’s and PSU’s in future years will also be subject to formal approval by the Compensation Committee and will be based on a variety of factors, including without limitation, market data, individual

Triumph Group, Inc., 899 Cassatt Road, Berwyn, PA 19312 USA, Tel: 610-251-1000, Fax: 610-251-1555, www.triumphgroup.com

Peter Wick
January 20, 2018

performance, and scope of job responsibilities. By executing this letter agreement we agree that your FY’ 18 award, as granted, continues in full force and effect.

1.	Other Provisions in your Original Offer Letter:

(a)
Buyout Payments. By signing this letter agreement you acknowledge and agree that the buyout payments described in the original letter agreement were paid in full as of April 2017, and that the second payment remains subject to repayment if you voluntarily resign or are terminated for cause prior to the 12 month anniversary of the April 2017 payment.

(b)	Employee Benefits. You remain eligible to participate in TGI’s employee benefit plans generally applicable to TGI senior executives.
(c)    Termination by TGI Without Cause. Upon termination of your employment by TGI without Cause (as defined below), you will be entitled to receive, subject to your execution of a general release of claims in favor of TGI and its affiliates in a form reasonably satisfactory to TGI and such release becoming irrevocable in accordance with its terms prior to the 60th day following your termination date (the “Release Date”), and subject to Section d(i)(A) of Annex B hereto, the following:

•
a cash severance benefit equal to 12 months’ base salary, payable in substantially equal installments (in accordance with TGI’s payroll practices as in effect upon such termination of employment) over the 12 month period following your termination of employment; provided that all severance payments that would otherwise be paid during the period between your termination of employment and the Release Date shall be accumulated and paid on the first regular payroll date following the Release Date; if you elect continued medical and dental coverage under COBRA, then until the earlier of (a) the end of the 12-month period following your termination of employment and (b) the time that you become eligible to receive medical and dental benefits under another employer-provided plan, TGI shall reimburse you for the full cost of the premiums associated with such coverage, with each reimbursement paid on or prior to the 10th day of the month to which the applicable premium relates; provided that all such reimbursements that would otherwise be paid during the period between your termination of employment and the Release Date shall be accumulated and paid within 10 days following the Release Date.

For purposes of this letter agreement, “Cause” means (i) your commission of, or indictment for or otherwise being formally charged with, a felony or crime of moral turpitude; (ii) your commission of a material act of dishonesty involving the TGI or any of its affiliates that materially and demonstrably harms the TGI; (iii) your material breach of your obligations under this letter agreement or any other agreement entered into between the you and TGI or any of its affiliates; (iv) your willful and repeated failure to perform substantially your duties with TGI or any affiliate of TGI (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by TGI that specifically identifies the manner in which TGI believes that you have not substantially performed your

Triumph Group, Inc., 899 Cassatt Road, Berwyn, PA 19312 USA, Tel: 610-251-1000, Fax: 610-251-1555, www.triumphgroup.com

Peter Wick
January 20, 2018

duties and your failure to cure such failure within 10 days; (v) your material breach of TGI policies or procedures; (vi) your other misconduct or negligence that causes material harm to TGI or its affiliates or their business reputation, including due to any adverse publicity, as determined by TGI in its sole discretion; or (vii) your failure, as determined by TGI in its sole discretion, to successfully complete any of the offer conditions described above under “Conditions”, to the extent that you are permitted to commence employment without successful completion of such conditions prior to you start date.
(d)    Better Net After-Tax Cutback. Your compensation arrangements with TGI are subject to a better net after-tax cutback provision in respect of the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth on Annex A to this letter agreement.
(e)    Restrictive Covenants. You hereby agree to be bound by the restrictive covenants set forth on Annex B to this letter agreement.
(f)    Section 409A. It is intended that payments and benefits made or provided under this letter agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code (“Section 409A”), and this letter agreement shall be interpreted and administered in accordance with such intent. Each payment of compensation under this letter agreement shall be treated as a separate payment of compensation for purposes of Section 409A. All reimbursements and in-kind benefits provided under this letter agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this letter agreement, if you are considered a “specified employee” for purposes of Section 409A, any payment on account of your separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is otherwise due to you under this letter agreement during the six-month period immediately following your separation from service (as determined in accordance with Section 409A) shall be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”). If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 days after the date of your death.

Triumph Group, Inc., 899 Cassatt Road, Berwyn, PA 19312 USA, Tel: 610-251-1000, Fax: 610-251-1555, www.triumphgroup.com

Peter Wick
January 20, 2018

As a TGI employee, you will be expected to adhere to TGI's Code of Business Conduct, current policies, procedures and practices as well as any that may be implemented in the future.
Please contact me if you have any questions about the information provided in this letter agreement or if you require further information.
Sincerely,
/s/ Lance R. Turner
Lance R. Turner
Senior Vice President, Human Resources

Agreed and Accepted:

/s/ Peter Wick
Peter Wick

cc:     Dan Crowley

Triumph Group, Inc., 899 Cassatt Road, Berwyn, PA 19312 USA, Tel: 610-251-1000, Fax: 610-251-1555, www.triumphgroup.com

Annex A
Better Net After-Tax Cutback
In the event that any payments or benefits received or to be received by you pursuant to this letter agreement or otherwise (a) constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the accounting firm that audited TGI prior to the relevant “change in ownership or control” within the meaning of Section 280G of the Code or another nationally known accounting or employee benefits consulting firm selected by TGI prior to such change in ownership or control (the “Accounting Firm”) and (b) but for the provisions of this Annex A, would, in the judgment of the Accounting Firm, be subject to the excise tax imposed by Section 4999 of the Code by reason of Section 280G of the Code, then your benefits under this letter agreement shall be payable either: (i) in full, or (ii) as to such lesser amount which would result in no portion of such payments or benefits being subject to the excise tax under Section 4999 of the Code, as determined by the Accounting Firm, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greatest amount of payments and benefits under this letter agreement, as determined by the Accounting Firm, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. In the event that a lesser amount is paid under clause (b)(ii) above, then the elements of your payments hereunder shall be reduced in such order (1) as TGI determines, in its sole discretion, has the least economic detriment to you and (2) which does not result in the imposition of any tax penalties under Section 409A on you. To the extent the economic impact of reducing payments from one or more elements is equivalent, and subject to clause (2) of the preceding sentence, the reduction may be made pro rata by TGI in its sole discretion.

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Annex B
Restrictive Covenants
(a)    Disclosure of Confidential Information. You shall not at any time during your employment with TGI or thereafter, except as properly required in the course of your employment, use, publish, disclose or authorize anyone else to use, publish or disclose any Confidential Information belonging or relating to TGI or any of its affiliates. Confidential Information includes, but is not limited to, models, drawings, blueprints, memoranda and other materials, documents or records of a proprietary nature; information relating to research, manufacturing processes, bills of material, finance, accounting, sales, personnel management and operations; and information particularly relating to customer lists, price lists, customer service requirements, costs of providing service and equipment, pricing and equipment maintenance costs.
(b)    Patents, Copyrights and Trade Secrets. You will disclose, and hereby assign, to TGI any and all material of a proprietary nature, particularly including, but not limited to, material subject to protection as trade secrets or as patentable or copyrightable ideas which you may conceive, invent, or discover during the course of your employment with TGI which relate to the business of TGI, or were developed using TGI’ s resources (collectively, the “Inventions”), and you shall execute and deliver all papers, including applications for patents and do such other acts (entirely at TGI’ s expense) as may be necessary for TGI to obtain and maintain proprietary rights in any and all countries and to vest title to such Inventions in TGI.
(c)    Noncompetition and Nonsolicitation. While you are employed by TGI and its affiliates and for the one-year period following the termination of such employment for any reason (together, the “Restricted Period”), you shall not, in any jurisdiction in which TGI or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in by TGI and its affiliates; provided, that your ownership of securities constituting 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph. During the Restricted Period, you shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous 12 months, a customer or client of the business conducted by TGI or its affiliates (or potential customer or client with whom TGI or its affiliates had initiated contact). During the Restricted Period, you shall not, directly or indirectly, employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of TGI and its affiliates or who was an employee of TGI and its affiliates within the previous 12 months. Further, during the Restricted Period, you shall not take any action that could reasonably be expected to have the effect of inducing any individual who is then an employee, representative, officer or director of TGI or any of its affiliates, or who was an employee, representative, officer or director of TGI and its affiliates within the previous 12 months, to cease his or her relationship with TGI or any of its affiliates for any reason.
(d)    Acknowledgements and Remedies.
(i)    The parties hereto agree that the provisions of clauses (a), (b) and (c) of this Annex B (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree

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that all such provisions are reasonable under the circumstances of the activities contemplated by this letter agreement. You acknowledge and agree that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of TGI and its affiliates, impose no undue hardship on you, and are not injurious to the public. The parties hereto further agree that your services are of a personal, special and unique character and cannot be replaced by TGI, and that the violation by you of any of the Covenants would cause TGI irreparable harm, which could not be adequately compensated by money damages, and that if TGI elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of TGI’s eventual success on the merits. Accordingly, you consent and agree that if you commit any such breach or threaten to commit any breach, in addition to any other remedies as may be available to TGI for such breach, including the recovery of money damages, TGI shall be entitled (without the necessity of showing economic loss or other actual damage) to (A) cease payment of the severance payments and benefits described in this letter agreement under “Termination by TGI Without Cause” and/or to recoup from you the portion of such severance payments and benefits already paid and (B) temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. Furthermore, if TGI institutes any action or proceeding to enforce any of the provisions of this Annex B, to the extent permitted by applicable law, you hereby waive the claim or defense that TGI has an adequate remedy at law, and you shall not assert in any such action or proceeding the defense that any such remedy exists at law.
(ii)    Prior to execution of this letter agreement, you were advised by TGI of your right to seek independent advice from an attorney of your own selection regarding this letter agreement. You acknowledge that you have entered into this letter agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this letter agreement after being given the opportunity to consult with counsel. You further represent that, in entering into this letter agreement, you are not relying on any statements or representations made by any of TGI’s directors, officers, employees or agents that are not expressly set forth herein, and that you are relying only upon your own judgment and any advice provided by your attorney.
(iii)    In light of the acknowledgements contained in this clause (d), you agree not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this letter agreement. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court.

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